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PLAN DOCUMENT

                                   ARMSTRONG

                           DEFERRED COMPENSATION PLAN


     The Armstrong Deferred Compensation Plan (the "Plan") has been authorized by the Board of Directors of Armstrong World Industries, Inc. to be effective on and after September 30, 1985, to allow certain directors and management employees of the Company to defer receipt of a portion of their Compensation and, as a result, to receive certain supplemental retirement or survivor benefits. In addition, effective January 1, 1996, certain directors were required to defer receipt of a portion of their Compensation until termination of Board service. The Plan has been amended and restated as of September 21, 1998.

1.   DEFINITIONS

     1.01 "COMPANY" shall mean Armstrong World Industries, Inc. or any successor by merger, purchase or otherwise. In addition, the term Company shall include any subsidiary corporation controlled by Armstrong World Industries, Inc. that shall have adopted this Plan with the permission of the Board of Directors of Armstrong World Industries, Inc.

     1.02 "COMMITTEE" shall mean the Deferred Compensation Committee whose membership shall include the Chief Executive Officer of the Company and at least two (2) other employees of the Company selected by the Chief Executive Officer.


     1.03 "COMPENSATION" for an employee Participant shall include a Participant's annual base salary and any actual bonus payable under the Company's annual bonus plan received by the employee for services with the Company and, in the case of a nonemployee director Participant, shall include payments by the Company to the director in the form of retainer fees, meeting fees, and special assignment fees, as well as share awards made by the Company to the director's Stock Subaccount. Upon the prior approval of the Committee and subject to any conditions imposed by the Committee, an employee Participant may elect to include in annual base salary an applicable amount of any "severance pay" to be provided to a Participant under the Employment Protection Plan for Salaried Employees, the Severance Pay Plan for Salaried Employees or any individual agreement.
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     1.04   "PARTICIPANT" shall be each nonemployee director and employee who has been selected for participation by the Committee, who satisfies all conditions of eligibility, and who elects to participate by entering into a Participation Agreement.

     1.05 "PARTICIPATION AGREEMENT" is the contract between the Company and the Participant covering participation in the Plan.

     1.06 "CHANGE IN CONTROL" shall occur if and when (i) any person acquires "beneficial ownership" of more than twenty-eight percent (28%) of the then outstanding "voting stock" of the Company and, within five (5) years thereafter, "disinterested directors" no longer constitute at least a majority of the entire Board of Directors, or (ii) there shall occur a "Business Combination" with an "Interested Shareholder." For those individuals with individual agreements, "Change in Control" shall occur as defined within such agreement.

     For the purpose of this section, the terms "person", "beneficial ownership", "voting stock", "disinterested director", "Business Combination", and "Interested Shareholder" shall have the meaning given to them in Article 7 of the Company's Articles of Incorporation as in effect on May 1, 1985.

     1.07 "SUPPLEMENTAL RETIREMENT ACCOUNT BALANCE" at any date shall mean with respect to any Participant an amount equal to the amounts credited (including deferrals and earnings thereon) to the Participant's Cash Subaccount, the Participant's Stock Subaccount, and the Participant's Fund Subaccount, as determined pursuant to Sections 1.09, 1.10 and 1.11.

     1.08 "TERMINATION ACCOUNT BALANCE" at any date shall mean with respect to any Participant a lump sum amount equal to the lesser of (i) the sum of the amount credited to the Participant's Cash Subaccount (including deferrals and earnings thereon) as determined pursuant to Section 1.09, plus the amount credited to the Participant's Stock Subaccount (including deferrals and earnings thereon), as determined pursuant to Section 1.10, plus the amount credited to the Participant's Fund Subaccount (including deferrals and hypothetical earnings thereon), as determined pursuant to Section 1.11, or (ii) the Participant's Compensation deferred under the Cash Subaccount, the Stock Subaccount and the Fund Subaccount plus interest at a rate of six percent (6%) per annum compounded monthly on each deferral from the date of deferral to the date of payment.

     1.09   "CASH SUBACCOUNT" shall mean with respect to any Participant:
            (a) The amount which a Participant actually defers under this Plan unless such Participant elects in writing that all or a portion of such
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     deferral be credited to his Stock Subaccount or his Fund Subaccount in accordance with subsections 3.02(h) or 3.02(i) of this Plan, plus

          (b) Interest credited on each such deferral for the following period:

                 (i) From the date on which the deferred Compensation normally would have been paid in the case of deferrals to the Cash Subaccount or, in all other cases, from the date of transfer from the Stock Subaccount or the Fund Subaccount pursuant to subsection 3.02(i),

                 (ii) Until the earlier of the date of payment or the date of transfer to the Stock Subaccount or the Fund Subaccount pursuant to subsection 3.02(i), in accordance with the following provisions:

                       (A) For purposes of determining a Participant's
               Supplemental Retirement Account Balance, each Participant's Cash Subaccount shall be credited with interest at a rate equal to the rate which would be payable if the Participant were eligible for a supplemental retirement benefit pursuant to Section 4.01, compounded monthly.

                       (B) For purposes of determining a Participant's
               Termination Account Balance, each Participant's Cash Subaccount shall be credited with interest at a rate of six percent (6%) per annum compounded monthly.

     1.10 "STOCK SUBACCOUNT" at any date shall mean with respect to any Participant the amount which a Participant elects to defer and have credited to his Stock Subaccount in accordance with subsection 3.02(h) of this Plan or, in the case of a nonemployee director Participant, the share awards made by the Company which the Participant defers in accordance with subsection 3.02(j), plus any amounts the Participant elects to transfer to this Subaccount from the Cash Subaccount or the Fund Subaccount in accordance with the provisions of Section 3.02(i), reduced by any amounts which are transferred from this Subaccount to the Cash Subaccount or the Fund Subaccount. A bookkeeping entry shall be made of the number of whole and fractional shares of Company common stock that were awarded or that could have been purchased with the amounts actually deferred under or transferred to the Stock Subaccount by the Participant, based on the fair market value of such stock on the date the deferral is made or the transfer is credited to the Participant's Stock Subaccount. The Stock Subaccount also shall be credited with a bookkeeping entry indicating the number of additional whole or fractional shares which would be payable as a
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stock dividend on the shares previously credited to the Stock Subaccount. Any amounts which would represent cash dividends on Company common stock credited to a Participant's Stock Subaccount shall be converted to an entry representing the number of additional shares of Company common stock which could be purchased at fair market value with such dividends as of the date such dividends are credited to the Subaccount.

     For purposes of this section, "fair market value" of a share of Company common stock shall mean the closing price of a single share of Company common stock as reported by the New York Stock Exchange on the applicable date or, if no sales were made on such date, on the next preceding date on which sales of the Company common stock were made. The "applicable date" for deferred amounts shall be the date on which the deferred Compensation would have been paid. The "applicable date" for transfers to or from the Stock Subaccount shall be the effective date of the Participant's conversion election under Section 3.02(i).

     In the event of any changes in the outstanding shares of Company common stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of deferral, the Committee shall adjust the balance in the Participant's Stock Subaccount appropriately to reflect such change.

     1.11 "FUND SUBACCOUNT" at any date shall mean with respect to any Participant the amount which a Participant elects to defer and have credited to his Fund Subaccount in accordance with subsection 3.02(h) of this Plan, plus any amounts the Participant elects to transfer to this Subaccount from the Cash Subaccount or the Stock Subaccount in accordance with the provisions of Section 3.02(i), reduced by any amounts which are transferred from this Subaccount to the Cash Subaccount or the Stock Subaccount. The Participant shall designate his preference for the investment of the funds deferred by him under this Subaccount. Such designation shall be limited to the selection of one or more investment funds designated on the Participant's Deferral Election forms for the period in question. The Company and the Trustee, if a trust is funded, may elect to invest trust assets in such designated investment funds, but shall not be required to do so. In any event, the Participant's Fund Subaccount shall be credited with the hypothetical earnings, gains, losses, and changes in the fair market value of such Fund Subaccount for the time period that a Participant has amounts credited to the Fund Subaccount as if the Company had followed such investment designation (such amount being referred to herein as the "hypothetical earnings"). A bookkeeping entry shall be made of the amounts deferred or transferred to the Fund Subaccount, along with the hypothetical earnings on such amounts for each investment fund selected by the Participant.
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     Deferrals credited to the Fund Subaccount under the Plan may be deemed to be invested in one or more investment funds as approved by the Committee, including but not limited to the following:

            (a) Equity Investment Fund - One or more diversified equity funds
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     invested in equity securities or securities convertible into equity securities.

            (b) Fixed Income Investment Fund - One or more fixed income funds
                ----------------------------
     invested in, but not limited to, guaranteed income contracts, bonds, notes, debentures, asset-backed securities and fixed income derivatives.

            (c) Money Market Fund - One or more money market funds invested in
                -----------------
     short-term obligations of the United States Government, bank certificates of deposit, commercial paper, bankers' acceptances, shares of money market mutual funds and other similar types of short-term investments.

            (d) Balanced Fund - One or more balanced funds, as may be available
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     from time to time, that invest in a mixture of bonds, equities, and short-
     term instruments.

     Dividends, interest and other distributions which would otherwise be received in respect to each hypothetical investment under the Fund Subaccount shall be deemed to be reinvested in the respective investment fund.

2.   ELIGIBILITY FOR PARTICIPATION

     Participation in the Plan is limited to nonemployee directors of the Company and those management employees who have been selected for participation by the Committee.

3.   DEFERRAL OF COMPENSATION

     3.01 DEFERRAL PERIOD: During such period or periods as may, from time to time, be selected by the Committee (the "Deferral Period") each person eligible to participate in the Plan shall be given the opportunity to elect to defer a portion of his or her Compensation. The length of the initial Deferral Period shall be four (4) years, commencing on January 1, 1986.

     3.02   DEFERRAL RULES:

            (a) There shall be no minimum amount a Participant is required to defer.
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            (b) The maximum amount an employee Participant may defer for each year of the Deferral Period shall be twenty percent (20%) of the Participant's annual base salary at the time of the deferral election and one hundred percent (100%) of the Participant's actual bonus payable under the Company's annual bonus plan; or, with the approval of the Board of Directors, up to the sum of twenty percent (20%) of the Participant's annual base salary and one hundred percent (100%) of the Participant's target bonus award. The amount of any bonus deferral may not exceed the gross amount of the bonus reduced by any tax required to be withheld from such amounts under Code Sections 3111(a) and (b) or any state or local statute. Subject to the above deferral limitations, the Board of Directors may also approve deferrals from any payment of cash compensation to the employee Participant. The maximum amount of Compensation deferred by a nonemployee director shall be determined by the director.

            (c) The amount deferred by an employee Participant shall be deferred by means of reductions in the employee's annual base salary or bonus, whichever is applicable under the Participant's deferral election. Amounts deferred by a nonemployee director shall be made from the director's retainer fees, meeting fees and special assignment fees, and share awards made by the Company to the director's Stock Subaccount under Section 3.02(j).

            (d) The decision by a Participant to defer a portion of Compensation (other than share awards to nonemployee directors under Section 3.02(j)) is an election for the full Deferral Period which must be made by the December 1 prior to the Deferral Period to which an election to defer Compensation relates; provided, however, that in the case of a Participant whose eligibility to participate in the Plan initially commences after January 1 of a year, a decision to defer a portion of Compensation earned after such a deferral election and during the remaining part of a Deferral Period must be made no later than thirty (30) days after the Participant's commencement of participation.

            The decision by a Participant of the amount to be deferred under this Plan for each calendar year in the Deferral Period (other than share awards to nonemployee directors under Section 3.02(j)) is an annual election which must be made by December 1 of the calendar year prior to the year in which the amount is to be deferred.

            Deferrals of share awards to nonemployee directors under Section 3.02(j) shall be automatic at the time such award is made and shall not require a deferral election other than the initial election described in
     Section 3.02(j) for Participants who were directors prior to January 1,
     1996.
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            (e) Except as provided below and in Section 3.02(f), a Participant's election to defer Compensation shall be irrevocable for the Deferral Period and a Participant's election of the amount to be deferred shall be irrevocable for the calendar year in which the election is effective. Notwithstanding the prior sentence, the Committee may permit a Participant to waive the remainder of the deferral commitment upon a finding based upon uniform standards established by the Committee that the Participant has suffered a severe financial hardship.

            For these purposes, a severe financial hardship includes a sudden and unexpected illness or accident of the Participant or a dependent (as defined under Section 152(a) of the Internal Revenue Code of 1986, as amended), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, to the extent not reimbursed by insurance or otherwise, and to the extent the Participant does not have other funds reasonably available to alleviate the hardship.

            (f) Any Participant receiving a supplemental retirement benefit under Section 4 shall forfeit his or her right to make further deferrals under the Plan.

            (g) Notwithstanding the above or Section 3.02(f), any Participant, after approval of the Committee, may elect to complete the deferral of annual base salary as specified in the current Deferral Election from any "severance pay" which the employee is eligible to receive under the Employment Protection Plan for Salaried Employees, the Severance Pay Plan for Salaried Employees or any individual agreement following the date of termination.

            (h)  At the time a Participant makes an election for the amount to be deferred for a calendar year during the Deferral Period in accordance with this Section 3.02, such Participant may elect in writing that a specified percentage (stated in five percent (5%) increments) of the Compensation he is deferring pursuant to the Plan for such calendar year be credited to his Cash Subaccount, to his Stock Subaccount or to the individual investment funds elected by the Participant in his Fund Subaccount. Such percentage allocation may be changed with respect to future deferrals at any time. If the Participant's election fails to specify the percentage to be allocated to each Subaccount or allocates less than one hundred percent (100%) of the amounts to be deferred, the amounts deferred by the Participant for which no allocation election has been made for the calendar year shall be credited to the Participant's Cash Subaccount.
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            (i) At any time, a Participant may elect to convert all or a portion of amounts previously deferred under one Subaccount to any other
     Subaccount; provided, however, that amounts deferred or otherwise credited to the Stock Subaccount may not be converted to the Cash Subaccount or the Fund Subaccount if the Participant is a reporting person subject to the provisions of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"). For purposes of this Plan, a person shall be deemed to be a reporting person subject to Section 16(a) of the Act for the period he is such a reporting person and six (6) months thereafter. The Participant's election shall be effective on the first day of the month following the receipt of such election by the Secretary of the Committee, provided that the Secretary is notified of such election by the twenty-fifth (25th) day of the month prior to the conversion date. Notice by telephone or facsimile shall be deemed to constitute notice to the Secretary of the conversion election, provided that a written form is submitted immediately subsequent to such notice. The number of shares to be credited to a Participant's Stock Subaccount, or the number of shares to be debited from a Participant's Stock Subaccount and the cash to be credited to the Participant's Cash Subaccount, or an investment fund in the Fund Subaccount, shall be based on the fair market value of Company common stock (as determined in Section 1.10 of the Plan) on the date that the conversion election is effective. The interest rates for amounts transferred to the Cash Subaccount shall be the rates in effect under
     Section 1.09(b)(ii) for deferrals made during the Deferral Period in which the conversion election is effective. Hypothetical earnings credited on amounts transferred to the Fund Subaccount shall be based on the actual investment performance of each applicable investment fund for the time period that a Participant has an account balance in such investment funds.

            (j) Effective January 1, 1996, nonemployee directors of the Company who were members of the Board prior to January 1, 1996, were able to elect to discontinue their participation in the Directors' Retirement Income Plan ("Directors' Plan") and waive their right to any benefit accrued under the Directors' Plan. If a nonemployee director made this election, such director became eligible to receive an annual award equivalent to the value of two hundred (200) shares of Company common stock which shall be credited to his Stock Subaccount. The annual share award shall be made each January 1 up until the time a director attains twelve (12) years of Board service, including years of Board service prior to January 1, 1996. The first such award was made on January 1, 1996. Further, such director received, effective January 1, 1996, a share award grant to replace the value of the accrued Directors' Retirement Income Plan benefit the director elected to forfeit. This share award grant was credited to the director's Stock Subaccount and was the greater of:
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                        (i)  Two hundred (200) shares times the number of full
                 years of Board service as of January 1, 1996, up to a maximum of twelve (12) years, or

                        (ii) The number of shares whose value (based on the fair
                 market value of Armstrong common stock on January 1, 1996) equated to the present value of the benefits accrued under the Directors' Retirement Income Plan using a six and one half percent (6.5%) discount rate and assuming benefit payments commence on the first day of the month following the director's sixty-fifth (65th) birthday (January 1, 1996, if the director was older than sixty-five (65)).

                 Nonemployee directors who join the Board after January 1, 1996, shall be eligible to receive an annual award equivalent to two hundred
          (200) shares of Armstrong common stock which shall be credited to their Stock Subaccount unless the director elects to receive stock options in lieu of this award. The annual share award shall be made each January 1 until such time as a director attains twelve (12) years of Board service.

          3.03 Manner of Electing Deferral and Payment of Benefits: A Participant shall elect to defer Compensation by giving written notice to the Company on forms provided for such purposes, which notice shall include:

                 (a) The amount and manner of Compensation to be deferred in each calendar year of a specified Deferral Period. An employee Participant shall make a separate election for amounts of annual base salary to be deferred and amounts of bonus awards to be deferred.

                 (b)  A Designation of Beneficiary.

                 (c) The date of commencement of payment of deferred Compensation and interest thereon, subject to the limitations of Section 4.04.

                 (d) The designation of the Subaccount (Cash, Stock or Fund and, if applicable, the investment fund or funds under the Fund Subaccount) to which deferrals are to be credited for each calendar year of the specified Deferral Period.

     The Designation of the Beneficiary shall continue to be effective until and unless a new election is filed in writing with the Committee. The designation of the date of commencement of benefits shall be irrevocable, except as provided in Section 4.04.
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4.   PAYMENT AND AMOUNT OF BENEFITS

     4.01 A Participant who, in the case of a nonemployee director, ceases to be a director following one (1) year of service on the Board of Directors for any reason other than death or, in the case of an employee, who retires under any Company Pension Plan, shall be entitled to receive from the Company supplemental retirement benefits as specified in the Participation Agreement or in any amendment thereto or as otherwise agreed upon between the Company and the Participant pursuant to an early retirement opportunity. The normal payment period for nonemployee directors shall be one hundred twenty (120) months; for employees, one hundred eighty (180) months, provided however that alternative payment schedules may be established by the Management Development and Compensation Committee of the Board of Directors.

     4.02 The supplemental retirement benefit for a Deferral Period will be paid, but in a lesser amount, if:

            (a) By the end of a Deferral Period the Compensation payable to a Participant has proved insufficient to accommodate full deferral;

            (b) Prior to the end of a Deferral Period, a nonemployee director ceases to be a director after completing one (1) year of service on the Board of Directors for any reason other than death;

            (c) A Participant ceases to be a Participant within a Deferral Period because his or her employment with the Company ceases or such Participant retires under any Company Pension Plan within that period;

            (d) A Participant discontinues deferrals due to severe financial hardship.

     4.03 If a Participant dies after the commencement of supplemental retirement benefit payments but before receipt of the last payment, the remaining amounts shall be paid, on their respective due dates, to the Participant's beneficiary designated in the Beneficiary Designation Form provided for such purpose or, failing such designation, to the Participant's estate.

     4.04 Payment of all benefits under this Plan shall commence in accordance with the election made by the Participant pursuant to Section 3.03, provided, however, that:

            (a) For a Participant who is a nonemployee director, payment may commence at any time following termination of service as a director, but in no event earlier than age sixty-five (65) for directors who begin Plan participation before January 1, 1996; provided that payments never will

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     commence later than the first day of the month following the Participant's seventieth (70th) birthday, regardless of whether service as a director has terminated at that time.

            (b) For a Participant who is an employee, payment shall commence at any time subsequent to retirement; provided, however, that payment will commence in all events not later than the first day of the month following such Participant's sixty-fifth (65th) birthday regardless of whether the Participant has actually retired at that time.

            The Company reserves the right to impose conditions, including with respect to payment commencement, in connection with early retirement opportunities or any other severance arrangements which otherwise enhance an employee Participant's retirement income.

            Subject to the concurrence of the Committee, a Participant may change such election to commence the receipt of supplemental retirement benefits to an otherwise permissible date earlier than the date the Participant had elected previously for the commencement of such benefits, provided that such change occurs at least one (1) year prior to the calendar year in which such payments are to commence and provided further that no distribution from the Stock Subaccount shall be made to a Participant who is a reporting person subject to the provisions of Section 16(a) of the Act prior to the Participant's disability or termination of employment or, in the case of a nonemployee director, termination of service.

     4.05 Notwithstanding anything hereinbefore to the contrary, if an employee Participant resigns without the written approval of the Committee or if a Participant who is a nonemployee director terminates service on the Board of Directors prior to the completion of one (1) year of service, then in lieu of the supplemental retirement benefit there shall be paid to the Participant a lump sum, as soon as practical following termination, in an amount equal to the Participant's Termination Account Balance.

     4.06 Notwithstanding Section 4.05, an employee Participant shall be entitled to the supplemental retirement benefit if such Participant is terminated, or terminates for good reason as set forth in the Employment Protection Plan for Salaried Employees or an individual agreement, within two
(2) years following a "Change in Control." In the event of such termination or termination for good reason, or in the event an employee retires pursuant to an early retirement opportunity or any other severance arrangement in which the Participant agrees to commence payment of the supplemental retirement benefit following the Participant's sixty-fifth (65th) birthday and a "Change in Control" precedes commencement of such payments, the Participant shall have the option to be paid a lump sum amount equal to his Supplemental Retirement Account

Balance, less a penalty of six percent (6%) of such amount. If, however, the termination shall be in connection with a conviction or admission of dishonesty or fraud, then such Participant shall only be entitled to the benefit described in Section 4.05.

     4.07 Notwithstanding any other provision of the Plan, a Participant at any time shall be entitled to receive, upon written request to the Committee, a lump-sum distribution of the entire amount owed to the Participant under the Plan subject to penalties determined by the Participant's status in the Plan as set forth below; provided, however, that a Participant who is a reporting person subject to the provisions of Section 16(a) of the Act shall not be entitled to receive a distribution of the amount owed to the Participant under the Stock Subaccount prior to the Participant's disability or termination of employment or, in the case of a nonemployee director, termination of service.

            (a) For a Participant who is a current employee but ineligible to retire under the Retirement Income Plan, or for a Participant who is a nonemployee director with less than one (1) year of service, the lump-sum distribution will be equal to ninety percent (90%) of the Participant's Termination Account Balance; provided, however, that if a Participant is a reporting person subject to the provisions of Section 16(a) of the Act, the distribution shall be limited to ninety percent (90%) of the Participant's Termination Account Balance credited to the Cash Subaccount and the Fund Subaccount thereunder.

            (b) For a Participant who is a current employee eligible to retire under the Retirement Income Plan, the lump-sum distribution will be equal to the lesser of:

                (i) Ninety percent (90%) of the Participant's Supplemental Retirement Account Balance; or

                (ii) the Participant's Termination Account Balance; provided, however, that if a Participant is a reporting person subject to the provisions of Section 16(a) of the Act, the distribution shall be limited to the lesser of:

                (A) Ninety percent (90%) of the Participant's Supplemental Retirement Account Balance credited to the Cash Subaccount and the Fund Subaccount thereunder; or

                (B) The Participant's Termination Account Balance credited to the Cash Subaccount and the Fund Subaccount thereunder.

            (c) For a Participant who is a current nonemployee director with at least one (1) year of service, the lump-sum distribution will be equal to ninety percent (90%) of the Participant's Supplemental Retirement Account Balance; provided, however, that if a Participant is a reporting person subject to the provisions of Section 16(a) of the Act, the distribution will be equal to ninety percent (90%) of the Participant's Supplemental Retirement Account Balance credited to the Cash Subaccount and the Fund Subaccount thereunder.

            (d) For a Participant who is an employee or a nonemployee director who has terminated service with the Company and has either commenced installment payments or is entitled to such payments in the future, the lump-sum distribution will be equal to ninety percent (90%) of the Participant's Supplemental Retirement Account Balance.

     The remaining balance of the portion of such Participant's Subaccount(s) from which a payment has been made pursuant to this Section 4.07 (i.e., the Cash
                                                                  ----
and Fund Subaccounts or the Cash, Fund and Stock Subaccounts) shall be forfeited by the Participant and the Participant will not be eligible to recommence deferrals until the first of the year that follows a one (1) year period commencing on the date of withdrawal, and then only if otherwise eligible under the terms of the Plan. The amount payable under this section shall be paid within forty-five (45) days following receipt of written notice by the Committee.

5.   SURVIVOR BENEFIT

     If a Participant dies prior to commencement of any payments under this Plan, including payment of the supplemental retirement benefit, no supplemental retirement benefit shall be payable, but in lieu thereof the survivor benefit specified in the Participation Agreement shall be paid to the Participant's designated beneficiary or, failing such designation, to the Participant's estate.

6.   WITHDRAWAL OF DEFERRED AMOUNTS

     6.01 Other than pursuant to Section 4.04, 4.07 or termination, a Participant may not receive any amount deferred under this Plan, unless the Committee determines that, based upon uniform, established standards, the Participant has suffered a severe financial hardship. For these purposes, a severe financial hardship shall have the same meaning as under Section 3.02(e). Notwithstanding the foregoing, amounts deferred under the Stock Subaccount shall not be distributable due to such a severe financial hardship if the Participant is a reporting person subject to the provisions of Section 16(a) of the Act.

     6.02 Upon such determination, the Participant will receive an amount necessary to satisfy the financial hardship but in no event more than the total of amounts deferred plus earnings credited to the Participant's account at the date of withdrawal.

     6.03 A Participant who has made a withdrawal will not be eligible to recommence deferrals for a new Deferral Period under the Plan until the first of the year that follows a one (1) year period commencing on the date of withdrawal.

7.   AMOUNTS OF SUPPLEMENTAL RETIREMENT AND SURVIVOR BENEFITS

     The amount of the supplemental retirement and survivor benefits shall be prescribed in accordance with a general plan applicable to all Participants which has been established by the Committee and approved by the Management Development and Compensation Committee of the Board of Directors.

8.   FINANCING

     The Company may finance obligations under this Plan by the purchase of one
(1) or more policies of life insurance upon the lives of Participants, with the Company as owner of and beneficiary under such policies. No Participant shall have any right or interest in any such policy or the proceeds thereof or in any other specific fund or asset of the Company as a result of the Plan. The rights of Participants to benefit payments hereunder shall be no greater than those of an unsecured creditor. Each Participant shall cooperate fully in the application for, and in the maintenance of, any such policy or policies of insurance upon the Participant's life.

9.   AMENDMENT OR TERMINATION

     9.01 The Board of Directors of the Company may, by written resolution, terminate or amend this Plan at any time. However, the Committee may amend this Plan, retroactively if necessary, by means of a resolution, to bring this Plan into conformity with any law or governmental regulation relating to plans or trusts of this character. The rights of any Participant under a Participation Agreement shall not be impaired by such termination or amendment except as provided under Section 9.02.

     9.02 If the reason for termination or amendment is a change in the tax laws adversely affecting the financing of the supplemental retirement benefit or survivor benefit under the Plan, then the Board of Directors of the Company may terminate all (but not less than all) of the then existing Participation Agreements except any under which benefits are then being paid.

            (a) Each Participant with a terminated Agreement will be paid in lieu of any and all other benefits hereunder an amount equal to the Participant's Supplemental Retirement Account balance as of the date of termination.

            (b) Such amount resulting from termination may be paid in a lump sum within forty-five (45) days of the date of such termination or in such other manner and at such other time or times as the Committee may reasonably determine.

10.  ADMINISTRATION

     10.01 Responsibility for establishing the requirements for participation and for administration of the Plan shall be vested in the Committee, which shall have the full and exclusive discretionary authority to interpret the Plan or the Participation Agreements, to determine all benefits and to resolve all questions arising from the administration, interpretation, and application of their provisions, either by general rules or by particular decisions, including determinations as to whether a claimant is eligible for benefits, the amount, form and timing of benefits, and any other matter (including any question of fact) raised by a claimant or identified by the Committee. The Committee may delegate administrative tasks as necessary to persons who are not Committee members. All decisions of the Committee shall be conclusive and binding upon all affected persons.

     10.02 The expenses of administering the Plan shall be borne by the Company. No member of the Committee shall receive any remuneration for service in such capacity. However, expenses of the Committee or its members paid or incurred in connection with administering the Plan shall be reimbursed by the Company.

     10.03 The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

11.  CLAIMS PROCEDURE

     11.01 CLAIM. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

     11.02 DENIAL OF CLAIM. If the claim or request is denied, the written notice of denial shall state:

            (a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

            (b) A description of any additional material or information required and an explanation of why it is necessary.

            (c) An explanation of the Plan's claim review procedure.

     11.03 REVIEW OF CLAIM. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

     11.04 FINAL DECISION. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and shall bind all parties concerned.

12.  MISCELLANEOUS

     12.01 No amount payable under the Plan or any Participation Agreement shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge by a Participant or the Beneficiary of a Participant except as may be required by law.

     12.02 Neither the Plan nor any action taken hereunder shall be construed as giving any employee who is a Participant or who becomes a Participant any right to be retained in the employ of the Company.

     12.03 "Retirement" under the Company Pension Plan shall mean retirement under the Retirement Income Plan. However, in the event of any retirement arising by reason of a "Change in Control" and which, as set forth in the Retirement Income Plan, results in an enhancement of an employee Participant's retirement income then:

            (a) "Retirement" for purposes of this Plan shall mean the Participant's sixty-fifth (65th) birthday; or

            (b) A Participant may elect to treat retirement as "retirement" under the Plan subject to the penalties imposed in an early retirement opportunity under Sections 4.04 and 4.06 of this Plan.

     12.04 The Management Development and Compensation Committee of the Board of Directors may at any time direct the Company to establish a Trust to secure part or all of the obligations of the Company with respect to payments and benefits to be paid to Participants under this Plan. Funding of the Trust shall be at the direction of the Board of Directors and shall be irrevocable in nature. Notwithstanding the foregoing, the assets of such Trust shall be subject to the claim of the general creditors of the Company in the event of bankruptcy or insolvency of the Company.